Exhibit 4.35

Private & Confidential

FACILITY AGREEMENT
for an Overdraft Facility of up to
US$10,000,000
to
AEGEAN BUNKERING SERVICES INC.
provided by
PIRAEUS BANK A.E.

NORTON ROSE

Contents

Clause		Page
1	Purpose and definitions	1
2	Overdraft facility	11
3	Interest and Interest Periods	12
4	Repayment and Bank's option to extend	14
5	Fees and expenses	16
6	Payments and taxes; accounts and calculations	16
7	Representations and warranties	17
8	Undertakings	22
9	Conditions	26
10	Events of Default	27
11	Indemnities	30
12	Unlawfulness and increased costs	31
13	Security and set-off	32
14	Accounts	33
15	Assignment, transfer and lending office	34
16	Notices and other matters	35
17	Governing law and jurisdiction	36

THIS AGREEMENT is dated 30 March 2011 and made BETWEEN:

(1)           AEGEAN BUNKERING SERVICES INC. as Borrower; and

(2)           PIRAEUS BANK A.E. as Bank.

IT IS AGREED as follows:

1	Purpose and definitions

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrower a revolving overdraft facility of up to Ten million Dollars ($10,000,000) to be used for the purpose of assisting the Borrower to finance the working capital needs of the Borrower and/or any other members of the Group.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

"Accounts" means, together, the Aegean Ace Operating Account, the Aegean Champion Operating Account, the Sara Operating Account and the Overdraft Account and:

(a)	in relation to Aegean Ace, it means the Aegean Ace Operating Account;

(b)	in relation to Aegean Champion, it means the Aegean Champion Operating Account; and

(c)	in relation to Aegean Star, it means the Aegean Star Operating Account, and "Account" means any of them;

"Aegean Ace" means the motor vessel Aegean Ace, a 1992-built, 1,615 dwt double-hull tanker registered under the name and in the ownership of the Aegean Ace Guarantor under the laws and flag of the relevant Flag State with IMO Number 9038232;

"Aegean Ace General Assignment" means the first priority general assignment executed or (as the context may require) to be executed by the Aegean Ace Guarantor in favour of the Bank in the form set out in schedule 7;

"Aegean Ace Guarantee" means the corporate guarantee executed or (as the context may require) to be executed by the Aegean Ace Guarantor in favour of the Bank in the form set out in schedule 2;

"Aegean Ace Guarantor" means Aegean Ace Maritime Company of Akti Kondili 10, Piraeus, Greece and includes its successors in title;

"Aegean Ace Management Agreement" means the management agreement dated 1 June 2010 made between the Aegean Ace Guarantor and Aegean Management Services M.C. as Manager or any other agreement previously approved in writing by the Bank between the Aegean Ace. Guarantor and either Manager, providing for the relevant Manager to manage Aegean Ace;

"Aegean Ace Manager's Undertaking" means the undertaking and assignment in respect of Aegean Ace executed or (as the context may require) to be executed by the relevant Manager in favour of the Bank in the form set out in schedule 8;

"Aegean Ace Mortgage" means the first preferred Greek mortgage over Aegean Ace executed or (as the context may require) to be executed by the Aegean Ace Guarantor in such form as the Bank may require in its sole discretion;

"Aegean Ace Operating Account" means the interest bearing euro account of the Aegean Ace Guarantor opened by the Aegean Ace Guarantor with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Aegean Ace Operating Account for the purposes of this Agreement;

"Aegean Ace Operating Account Pledge" means a first priority pledge executed or (as the context may require) to be executed by the Aegean Ace Guarantor in favour of the Bank in respect of the Aegean Ace Operating Account in such form as the Bank may require in its sole discretion;

"Aegean Champion" means the motor vessel Aegean Champion, a 1991-built, 23,400 dwt double-hull tanker registered under the name and in the ownership of the Aegean Champion Guarantor under the laws and flag of the relevant Flag State with IMO Number 9010802;

"Aegean Champion General Assignment" means the first priority general assignment executed or (as the context may require) to be executed by the Aegean Champion Guarantor in favour of the Bank in the form set out in schedule 7;

"Aegean Champion Guarantee" means the corporate guarantee executed or (as the context may require) to be executed by the Aegean Champion Guarantor in favour of the Bank in the form set out in schedule 2;

"Aegean Champion Guarantor" means AMP Maritime S.A. of 80 Broad Street, Monrovia, Republic of Liberia and includes its successors in title;

"Aegean Champion Management Agreement" means the management agreement dated 6 April 2009 made between the Aegean Champion Guarantor and Aegean Bunkering Services Inc. as Manager or any other agreement previously approved in writing by the Bank between the Aegean Champion Guarantor and either Manager, providing for the relevant Manager to manage Aegean Champion;

"Aegean Champion Manager's Undertaking" means the undertaking and assignment in respect of Aegean Champion executed or (as the context may require) to be executed by the Manager in favour of the Bank in the form set out in schedule 8;

"Aegean Champion Mortgage" means the first preferred Liberian mortgage over Aegean Champion executed or (as the context may require) to be executed by the Aegean Champion Guarantor in favour of the Bank in the form set out in schedule 5;

"Aegean Champion Operating Account" means the interest bearing Dollar account of the Aegean Champion Guarantor opened by the Aegean Champion Guarantor with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Aegean Champion Operating Account for the purposes of this Agreement;

"Aegean Champion Operating Account Pledge" means a first priority pledge executed or (as the context may require) to be executed by the Aegean Champion Guarantor in favour of the Bank in respect of the Aegean Champion Operating Account in such form as the Bank may require in its sole discretion;

"Aegean Management Guarantee" means the corporate guarantee executed or (as the context may require) to be executed by the Aegean Management Guarantor in the form set out in schedule 4;

"Aegean Management Guarantor" means Aegean Management Services M.C. of Akti Kondili 10, 185 45 Piraeus, Greece and includes its successors in title;

"AMPNI Guarantee" means the corporate guarantee executed or (as the context may require) to be executed by the AMPNI Guarantor in the form set out in schedule 3;

"AMPNI Guarantor" means Aegean Marine Petroleum Network Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Island MH96960 and includes its successors in title;

"Applicable Accounting Principles" means the most recent and up-to-date US GAAP at any relevant time;

"Assignee" has the meaning ascribed thereto in clause 15.3;

"Available Amount" means, at any relevant time, the Facility Amount minus the Overdraft at that time;

"Bank" means Piraeus Bank A.E. whose registered office is at 4 Amerikis, 105 64 Athens, Greece acting for the purposes of this Agreement through its branch at 47-49 Akti Miaouli, Piraeus 185 36, Greece (or of such other address as may last have been notified to the Borrower pursuant to clause 15.6) and includes its successors in title, Assignees and/or Transferees;

"Banking Day" means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Piraeus and New York City (or any other relevant place of payment under clause 6);

"Basel II Accord" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

"Basel II Approach" means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by the Bank (or its holding company) for the purposes of implementing or complying with the Basel II Accord;

"Basel II Regulation" means (a) any law or regulation implementing the Basel II Accord or (b) any Basel II Approach adopted by the Bank;

"Basel III Accord" means, together, "Basel III: A global regulatory framework for more resilient banks and banking systems" and "Basel III: International framework for liquidity risk measurement, standards and monitoring" both published by the Basel Committee on Banking Supervision on 16th December, 2010, in either case in the form existing on the date of this Agreement;

"Borrowed Money" means Indebtedness incurred in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (vii) above;

"Borrower" means Aegean Bunkering Services Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Island MH96960 and includes its successors in title;

"Borrower's Security Documents" means, at any relevant time, such of the Security Documents as shall have been executed by the Borrower at such time;

"Capital Adequacy Law" means any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which the Bank allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel II Accord or the Basel III Accord or any Basel II Regulation);

 "Classification" means, in relation to a Ship, the highest classification for a vessel of the same type as the relevant Ship with the relevant Classification Society or such other classification as the Bank shall, at the request of an Owner, have agreed in writing shall be treated as the Classification in relation to such Owner's Ship for the purposes of the Security Documents;

"Classification Society" means, in relation to each Ship, such classification society (being a member of the International Association of Classification Societies (IACS)) which the Bank shall, at the request of an Owner, have agreed in writing shall be treated as the Classification Society in relation to such Owner's Ship for the purposes of the Security Documents;

"Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the International Convention for the Safety of Life at Sea 1974 (as amended) and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"Compulsory Acquisition" means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

"Corporate Guarantees" means, together, the Aegean Ace Guarantee, the Aegean Champion Guarantee, the Aegean Management Guarantee, the AMPNI Guarantee, and the Sara Guarantee and "Corporate Guarantee" means any of them;

"Corporate Guarantors" means, together, the Aegean Ace Guarantor, the Aegean Champion Guarantor, the Aegean Management Guarantor, the AMPNI Guarantor and the Sara Guarantor and "Corporate Guarantor" means any of them;

"Deed of Covenant" means the first priority deed of covenant collateral to the Sara Mortgage executed or (as the context may require) to be executed by the Sara Guarantor in favour of the Bank in the form set out in schedule 6;

"Default" means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

"Disclosed Person" means such person as disclosed by the Borrower to the Bank prior to the date, and in the negotiations, of this Agreement to be the "Disclosed Person" for the purposes of this Agreement and the Security Documents;

"DOC" means a document of compliance issued to an Operator in accordance with rule 13 of the Code;

"Dollars" and "$" mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

"Drawdown Dates" means the dates upon which drawings in respect of the Overdraft are actually advanced to the Borrower hereunder and "Drawdown Date" means any of them;

"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

"Environmental Affiliate" means any agent or employee of the Borrower, any Owner or any other Relevant Party or any person having a contractual relationship with the Borrower, any Owner or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

"Environmental Approval" means any consent, authorisation, licencse or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law;

"Environmental Claim" means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern from any Relevant Ship;

"Environmental Laws" means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern;

"Event of Default" means any of the events or circumstances described in clause 10.1;

"Facility" means the revolving overdraft facility made available by the Bank to the Borrower pursuant to this Agreement;

"Facility Amount" means an amount of up to Ten million Dollars ($10,000,000) or such other lower amount as the Bank may in its sole discretion determine and notify to the Borrower in accordance with clause 2.6;

"Flag State" means:

(a)	in relation to Aegean Ace, the Hellenic Republic;

(b)	in relation to each of Aegean Champion, the Republic of Liberia; or

(c)	in relation to Sara, the Republic of Malta,

or, in each such case, such other state or territory designated in writing by the Bank, at the request of an Owner, as being the Flag State of such Owner's Ship for the purposes of the Security Documents;

"General Assignment" means:

(a)	in relation to Aegean Ace, the Aegean Ace General Assignment; or

(b)	in relation to Aegean Champion, the Aegean Champion General Assignment,

and "General Assignments" means both of them;

"Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

"Group" means, together, the AMPNI Guarantor and its Subsidiaries from time to time (including, for the avoidance of doubt, each Manager, the Borrower and each Owner) and "member of the Group" shall be construed accordingly;

"Indebtedness" means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

"ISPS Code" means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic Conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"ISSC" means, in relation to any Ship, an International Ship Security Certificate issued in respect of such Ship pursuant to the ISPS Code;

"LIBOR" means, on any day and in relation to any amount, the offered rate (if any) for deposits of Dollars for such amount which is:

(a)
(subject to paragraphs (b) and (c) below) the rate for three (3) months and for comparable amounts appearing on page LIBOR01 of the Reuters screen at or about 11:00 a.m. on such day (or such other page as may replace such page on such service); or

(b)
(subject to paragraph (c) below) if the Bank has advised the Borrower that the rate referred to in paragraph (a) above is not displayed on the Reuters screen on that day or that such rate does not accurately reflect the cost to the Bank of obtaining such deposits on that day for the purpose of funding the Overdraft, then LIBOR shall be:

(i)
the rate determined by the Bank to be the arithmetic mean of the rates offered in the London Interbank Market for three (3) months for deposits in Dollars on that day, as the same are published by the British Bankers' Association at or about 11.00 a.m. on the Reuters screen on the corresponding electronic pages of KLIEMM (Carl Kliem GmbH), USDDEPO=ICAP (Icap Plc) and USDDEPO=TTKL (Tullett Prebon Plc). If on any day only two such pages or only one such page publish such rate, then the rate applicable shall be the rate determined by the Bank to be the arithmetic mean of such two published rates or, in the event that only one such rate is published, such rate; or

(ii)	in the event that the rate referred to in paragraph (a) above is displayed on the Reuters screen and is higher than the rate referred to in paragraph (i) above, such higher rate; or

(c)
if the Bank has advised the Borrower that none of the rates referred to in paragraph (b) above are displayed on the Reuters screen on that day or that the rate referred to in paragraph (b) above does not accurately reflect the cost to the Bank of obtaining such deposits on that day for the purpose of funding the Overdraft, then LIBOR shall be the rate (rounded upwards to four decimal places) determined by the Bank to be the rate for three (3) months at which deposits of Dollars are being offered by the Bank to banks in the London Interbank Market at or about 11.00 a.m. on such day.

If any of the agreed pages above is replaced or the service ceases to be available, the Bank may specify another page or service displaying the appropriate rate after consultation with the Borrower. Any determinations made by the Bank under and for the purposes of this definition of

"LIBOR" shall be made in its absolute discretion and in the absence of manifest error shall be binding and conclusive on the Borrower;

"Loan" or "Overdraft" means, from time to time and at any relevant time, the aggregate outstanding debit balances on the Overdraft Account;

"Management Agreement" means:

(a)	in relation to Aegean Ace, the Aegean Ace Management Agreement;

(b)	in relation to Aegean Champion, the Aegean Champion Management Agreement; or

(c)	in relation to Sara, the Sara Management Agreement,

   and "Management Agreements" means any or all of them;

"Manager" means, in relation to each Ship, Aegean Bunkering Services Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 or Aegean Management Services M.C. of Akti Kondili 10, Avenue, 185 45 Piraeus, Greece, as each may be appointed as the manager of that Ship under a Management Agreement, or any other person appointed by the Owner of such Ship, with the prior written consent of the Bank, as the manager of such Ship and, in each such case, includes their respective successors in title and "Managers" means any or all of them;

"Manager's Undertaking" means:

(a)	in relation to Aegean Ace, the Aegean Ace Manager's Undertaking;

(b)	in relation to Aegean Champion, the Aegean Champion Manager's Undertaking; or

(c)	in relation to Sara, the Sara Manager's Undertaking,

  and "Manager's Undertakings" means any or all of them;

"Margin" means five point five per cent (5.5%) per annum;

"Material of Environmental Concern" means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

"Maturity Date" means 1 March 2012 or such later date as the Bank may agree in its absolute discretion and notify to the Borrower pursuant to clause 4.3;

"month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly;

"Mortgage" means:

(a)	in relation to Aegean Ace, the Aegean Ace Mortgage;

(b)	in relation to Aegean Champion, the Aegean Champion Mortgage; or

(c)             in relation to Sara, the Sara Mortgage,

and "Mortgages" means any or all of them;

"Mortgaged Ship" means, at any relevant time, a Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation (each as defined in the relevant Ship Security Documents) of which are subject to an Encumbrance pursuant to the relevant Security Documents and a Ship shall for the purposes of this Agreement be deemed to be a Mortgaged Ship as from whichever shall be the earlier of (a) the first Drawdown Date under this Agreement and (b) the date that the Mortgage of that Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Bank pursuant to clause 4.4 following the sale or Total Loss of such Ship and (ii) the date on which all moneys owing under the Security Documents have been repaid in full;

"Operating Account Pledges" means, together, the Aegean Ace Operating Account Pledge, the Aegean Champion Operating Account Pledge and the Sara Operating Account Pledge and "Operating Account Pledge" means any of them;

"Operating Accounts" means, together the Aegean Ace Operating Account, the Aegean Champion Operating Account and the Sara Operating Account and "Operating Account" means any of them;

"Operator" means any person who is from time to time during the Security Period (as defined in the relevant Ship Security Documents) concerned in the operation of a Ship and falls within the definition of "Company" set out in rule 1.1.2 of the Code;

"Overdraft Account" means the interest bearing Dollar account of the Borrower opened with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be an Overdraft Account for the purposes of this Agreement;

"Overdraft" or "Loan" means, from time to time and at any relevant time, the aggregate outstanding debit balances on the Overdraft Account;

"Owners" means, together, the Aegean Ace Guarantor, the Aegean Champion Guarantor and the Sara Guarantor and:

(a)          in relation to Aegean Ace, it means the Aegean Ace Guarantor;

(b)          in relation to Aegean Champion, it means the Aegean Champion Guarantor; or

(c)          in relation to Sara, it means the Sara Guarantor,

and "Owner" means any of them;

"Permitted Encumbrance" means any Encumbrance in favour of the Bank created pursuant to the Security Documents and Permitted Liens;

"Permitted Liens" means, in relation to a Ship, any lien on such Ship for master's, officer's or crew's wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer's or outfitter's possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Casualty Amount (as defined in the relevant Ship Security Documents) for such Ship;

"Registry" means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register such Ship, the relevant Owner's title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State;

"Related Company" of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

"Relevant Jurisdiction" means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

"Relevant Party" means the Borrower, the Owners, any other Security Party and every member of the Group;

"Relevant Ship" means the Ships and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

"Sara" means the motor vessel Sara, a 1990-built, 7,389 dwt motor oil tanker registered under the name and in the ownership of the Sara Guarantor under the laws and flag of the relevant Flag State with IMO Number 8814861;

"Sara Guarantee" means the corporate guarantee executed or (as the context may require) to be executed by the Sara Guarantor in favour of the Bank in the form set out in schedule 2;

"Sara Guarantor" means Aegean Bunkers at Sea NV of B-2960 Brecht, Nijverheidstraat 7, Belgium and includes its successors in title;

"Sara Management Agreement" means the management agreement dated 15 December 2008 made between the Sara Guarantor and Aegean Bunkering Services Inc. as Manager or any other agreement previously approved in writing by the Bank between the Sara Guarantor and either Manager, providing for the relevant Manager to manage Sara;

"Sara Manager's Undertaking" means the undertaking and assignment in respect of Sara executed or (as the context may require) to be executed by the relevant Manager in favour of the Bank in the form set out in schedule 8;

"Sara Mortgage" means the first priority statutory Maltese mortgage over Sara executed or (as the context may require) to be executed by the Sara Guarantor in favour of the Bank in such form as the Bank may require in its sole discretion;

"Sara Operating Account" means the interest bearing Dollar account of the Sara Guarantor opened by the Sara Guarantor with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Sara Operating Account for the purposes of this Agreement;

"Sara Operating Account Pledge" means a first priority pledge executed or (as the context may require) to be executed by the Sara Guarantor in favour of the Bank in such form as the Bank may require in its sole discretion;

"Security Documents" means this Agreement, the Mortgages, the Deed of Covenant, the General Assignments, the Corporate Guarantees, the Operating Account Pledges, the Manager's Undertakings and any other documents as may have been or shall from time to time after the date of this Agreement be executed to secure all or any part of the Overdraft, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement or by any other Security Party pursuant to any such document (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

"Security Party" means the Borrower, the Corporate Guarantors, the Owners, each Manager or any other person who may at any time be a party to any of the Security Documents (other than the Bank);

"Security Requirement" means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Bank) which is, at any relevant time, one hundred and twenty five per cent (125%) of the aggregate of (a) the Overdraft and (b) the Available Amount at such time;

"Security Value" means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Bank) which is, at any relevant time, the aggregate of (a) the market value of the Mortgaged Ships as most recently determined in accordance with clause 8.3.2 and (b) the market value of any additional security for the time being actually provided to the Bank pursuant to clause 8.3;

"Ship" means:

(a)	in relation to the Aegean Ace Guarantor, Aegean Ace;	•

(b)	in relation to the Aegean Champion Guarantor, Aegean Champion; or

(c)	in relation to the Sara Guarantor, Sara,

   and "Ships" means any or all of them;

"Ship Security Documents":

(a)	in relation to Aegean Ace, means the Aegean Ace Mortgage, the Aegean Ace General Assignment and the Aegean Ace Manager's Undertaking;

(b)	in relation to Aegean Champion, means the Aegean Champion Mortgage, the Aegean Champion General Assignment and the Aegean Champion Manager's Undertaking; or

(c)	in relation to Sara, means the Sara Mortgage, the Deed of Covenant and the Sara Manager's Undertaking;

"SMC" means, in relation to a Ship, a safety management certificate issued in respect of such Ship in accordance with rule 13 of the Code;

"Subsidiary" of a person means any company or entity directly or indirectly controlled by such person, and for this purpose "control" means either the ownership of more than fifty per cent of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

"Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and "Taxation" shall be construed accordingly;

"Termination Date" means the earlier of (a) the Maturity Date and (b) the date on which, or with effect from which, the Facility is cancelled pursuant to the terms of this Agreement;

"Total Loss" means, in relation to a Ship:

(a)	actual, constructive, compromised or arranged total loss of such Ship; or

(b)	the Compulsory Acquisition of such Ship; or

(c)
the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to the relevant Owner from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within sixty (60) days after the occurrence thereof; and

"Transferee" has the meaning ascribed thereto in clause 15.4.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2
references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3
references to a "regulation" include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority and, for the avoidance of doubt, shall include any Basel II Regulation;

1.4.4	words importing the plural shall include the singular and vice versa;

I.4.5	references to a time of day are to London time;

1.4.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7
references to a "guarantee" include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and "guaranteed" shall be construed accordingly; and

1.4.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

2	Overdraft facility

2.1	Agreement to make facility available

2.1.1
The Bank, relying upon each of the representations and warranties in clause 7, agrees to make available to the Borrower, upon and subject to the terms of this Agreement, an overdraft facility for the purposes described in clause 1.1 in an amount not exceeding at any time the applicable Facility Amount (but subject always to clause 2.1.2).

2.1.2	No drawing may be made under the Facility if such drawing would cause the Overdraft to exceed 70% of the Security Value.

2.2	Authorisations

Each drawing under the Facility may be made only upon receipt by the Bank of a written request (either in the form of a cheque or any other written (including electronic) form agreed between the Bank and the Borrower) by the Borrower, duly signed by a person authorised by the Borrower to request drawings under this Agreement.

2.3	Drawdown

Subject to the terms and conditions of this Agreement, the Bank shall advance each drawing under the Facility to the Borrower, on the relevant Drawdown Date by (a) debiting the amount thereof to the Overdraft Account and (b) paying the proceeds thereof in accordance with the Borrower's written instructions.

2.4	Availability

Drawings shall only be made on a Banking Day. The Facility shall cease to be available on the Termination Date and no drawings may be made hereunder on or after the Termination Date.

2.5	Application of proceeds

Without prejudice to the Borrower's obligations under clause 8.1.3, the Bank shall have no responsibility for the application of the proceeds of the Overdraft or any part thereof by the Borrower.

2.6	Facility Amount

2.6.1
If the Maturity Date is extended in accordance with clause 4.3.1, the Bank shall notify the Borrower of the Facility Amount that shall be applicable to, and available under, the Facility for the period until the extended Maturity Date which Facility Amount, in any event, shall not exceed 70% of the aggregate of the Security Value.

2.6.2	Any such notification by the Bank shall be sent to the Borrower together with the Bank's agreement (if any) to extend the Maturity Date pursuant to clause 4.3.1.

2.6.3
For the purposes of this clause 2.6, the Bank shall be entitled to obtain any valuations of the Ships in accordance with clause 8.3.2 for the purpose of determining the Security Value and the Facility Amount that will apply until the extended Maturity Date.

2.6.4
The amount notified by the Bank to the Borrower under this clause 2.6 shall be binding on the Borrower and the Bank and shall constitute the applicable Facility Amount for the purposes of this Agreement from the day the notification is sent to the Borrower until the extended Maturity Date agreed to by the Bank pursuant to clause 4.3.1 and advised in the same notice to the Borrower, and until any further notification by the Bank under this clause 2.6.

2.6.5
If as a result of a notification by the Bank pursuant to this clause 2.6, the applicable Facility Amount is reduced, the Borrower shall prepay forthwith after the relevant notification such part of the Overdraft as shall ensure that the Overdraft does not exceed the reduced Facility Amount notified by the Bank to be applicable.

2.6.6	The Facility Amount shall in any event be reduced to zero (0) on the Termination Date.

3	Interest and Interest Periods

3.1	Normal interest rate

The Borrower shall pay interest in respect of the Overdraft at the rate per annum determined by the Bank to be the aggregate of (a) Margin and (b) LIBOR applicable to borrowings denominated in Dollars on each day. Such interest shall be calculated and accrue on a daily basis by reference to the amount of the Overdraft outstanding on a daily basis.

3.2	Dates of payment

Notwithstanding the accrual of interest on a daily basis the Borrower shall pay interest in respect of the Overdraft on 30 June and on 31 December of each calendar year up to, and including, the Termination Date.

3.3	Method of payment

Interest payments due hereunder shall be made by way of debit to the Overdraft Account provided that such debit shall not cause the Overdraft to exceed the applicable Facility Amount. If for any reason whatsoever interest payments due hereunder are not debited to the Overdraft Account as permitted by the preceding sentence, the Borrower shall pay the amount thereof to the Bank in cash.

3.4	Default interest

If the Borrower fails to pay on• its due date any sum due under this Agreement, the Borrower shall pay interest on such sum to the Bank on demand from and including the due date therefor until the date of actual payment (as well after as before judgment) at the rate specified in clause 3.1 or, in the event of application of clause 3.6, at the rate specified in clause 3.6 (as the case may be), increased by an additional two per cent (2%) per annum. Any such interest which is not paid shall be compounded monthly from any such due date.

3.5	Notification of rates

The Bank shall advise the Borrower of the interest rates applied to the Overdraft by bank account statements in respect of the Overdraft Account, sent by the Bank to the Borrower at the times and in the manner specified in the terms and conditions of the Overdraft Account as agreed between the Bank and the Borrower from time to time.

3.6	Market disruption; non-availability

3.6.1	If and whenever at any time the Bank shall have determined in its absolute discretion (which determination shall, in the absence of manifest error, be conclusive):

(a)	that adequate and fair means do not exist for ascertaining LIBOR; or

(b)	that by reason of circumstances affecting the London Interbank Market generally it is impracticable for the Bank to continue to fund the Overdraft; or

(c)
that deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Overdraft or that LIBOR does not accurately reflect the cost to the Bank of obtaining such deposits, the Bank shall forthwith give notice (a "Determination Notice") thereof to the Borrower. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice, the Bank shall be entitled to decline the drawing of the Available Amount until notice to the contrary is given to the Borrower by the Bank.

3.6.2
During the period of ten (10) days after any Determination Notice has been given by the Bank under clause 3.6.1, the Bank shall certify an alternative basis (the "Alternative Basis") for funding the Facility Amount or maintaining the Overdraft. The Alternative Basis may, at the Bank's sole unfettered discretion include (without limitation) alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the Bank equivalent to the Margin. The Alternative Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

4	Repayment and Bank's option to extend

4.1	Repayment

The Borrower shall repay the Overdraft to the Bank in full together with accrued interest thereon and any other amounts owing under this Agreement and the other Security Documents on the Termination Date by placing funds to the credit of the Overdraft Account.

4.2	Revolving facility

The overdraft facility hereby constituted shall be revolving, so that sums repaid may be re-borrowed provided that the Overdraft shall not exceed the applicable Facility Amount at any time.

4.3	Bank's option to extend

4.3.1
The Bank shall, in its discretion, have the right to extend the Maturity Date for such period (which shall in any event not exceed three hundred and sixty four (364) days) as the Borrower may request and the Bank may agree in its discretion, provided that the Borrower send to the Bank a request in writing to that effect not later than thirty (30) days prior to the then current Maturity Date. The Bank shall not unreasonably withhold its agreement to grant such extension. If at any time following such request the Bank agrees to extend the then current Maturity Date, it shall notify the Borrower in writing of the new Maturity Date not later than three (3) days prior to the then current Maturity Date and the Borrower shall, at its cost and expense, enter into and deliver to the Bank such documentation as the Bank may require in its absolute discretion, in relation to such extension (including, without limitation, amendments of the Mortgages and documents and evidence of the type referred to in schedule 2 in connection with any such amendments).

4.3.2
If and each time the Maturity Date is extended in accordance with clause 4.3.1 the Bank shall have the right each time on G le expiration of the then current Maturity Date to extend the then current Maturity Date for such period as the Borrower may request and the Bank may agree in its discretion, and, in each such case, the provisions of clause 4.3.1 shall apply to each such option to extend mutatis mutandis.

4.4	Prepayment on Total Loss or sale

4.4.1	Before first drawdown

On a Ship becoming a Total Loss (or suffering damage or being involved in an incident which, in the opinion of the Bank, may result in such Ship subsequently being determined to be a Total Loss) or sold, before any drawing is made under this Agreement the Facility Amount shall be reduced by such amount as the Bank may require in its sole discretion.

4.4.2	Thereafter

If a Mortgaged Ship is sold (with the prior consent of the Bank pursuant to the relevant Ship Security Documents) or becomes a Total Loss after any drawing is made under this Agreement, then, on the Disposal Reduction Date for such Mortgaged Ship (a) the Facility Amount shall be reduced to such amount as determined by the Bank to be equal to 125% of the Security Value without taking into account the market value of the relevant Mortgaged Ship sold or lost and (b) the Borrower shall prepay such part of the Overdraft as shall ensure that, immediately after the relevant reduction of the Facility Amount referred to above, the Overdraft does not exceed the then applicable Facility Amount (taking into account the reduction thereof referred to above).

4.4.3	Defined terms

For the purposes of this clause 4.4:

(a)	"Disposal Reduction Date" means:

(i)	in relation to a Mortgaged Ship which has become a Total Loss, its Total Loss Reduction Date; and

(ii)
in relation to a Mortgaged Ship which is sold in accordance with the provisions of the relevant Ship Security Documents, the date of completion of such sale (but immediately prior to such completion) by the transfer of title to such Mortgaged Ship to the purchaser in exchange for payment of the relevant purchase price;

(b)	"Total Loss Reduction Date" means, in relation to a Mortgaged Ship which has become a Total Loss, the date which is the earlier of:

(i)	the date falling one hundred and twenty (120) days after that on which such Mortgaged Ship became a Total Loss; and

(ii)
the date upon which the relevant insurance proceeds are or Requisition Compensation (as defined in the relevant Ship Security Documents) is, received by the relevant Owner (or the Bank as such Owner's assignee pursuant to the relevant Ship Security Documents).

4.4.4	For the purpose of this Agreement, a Total Loss in respect of a Ship shall be deemed to have occurred:

(a)	in the case of an actual total loss of a Ship, on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

(b)	in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of such Ship is given to the insurers of such Ship for the time being;

(c)
in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Ship;

(d)	in the case of Compulsory Acquisition of a Ship, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)
in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Owner of the use of such Ship for more than sixty (60) days, upon the expiry of the period of sixty (60) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

4.5	Amounts payable on prepayment

Any prepayment of all or part of the Overdraft under clauses 4.4, 8.3.1(a), 10.2 or 12 of this Agreement shall be made together with (a) accrued interest on the amount to be prepaid to the date of such prepayment, (b) any additional amount payable under clauses 6.6 or 12.2 and (c) all other sums payable by the Borrower to the Bank under this Agreement or any of the other Security Documents including, without limitation, any amounts payable under clause 11.

5	Fees and expenses

5.1	Fees

The Borrower shall pay to the Bank on each of the dates falling at three (3) monthly intervals after the date of this Agreement until the Termination Date, and on such day, commitment commission computed from the date of this Agreement (in the case of the first payment of commission) and from the due date of the preceding payment of commission (in the case of each subsequent payment) at the rate of one per cent (1%) per annum on the daily undrawn amount of the applicable Facility Amount.

The commissions referred to in this clause 5.1 shall be non-refundable and shall be payable whether or not any drawings are made under this Agreement.

5.2	Expenses

The Borrower shall pay to the Bank on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses incurred by the Bank (whether or not any drawing has been made under this Agreement):

5.2.1
in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents; and

5.2.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred to the date of payment (as well after as before judgement).

5.3	Value added tax

All fees and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Bank under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrower shall pay all stamp, documentary, registration or other like duties or taxes (including any such duties or taxes payable by the Bank) imposed on or in connection with any of the Security Documents, the Management Agreements or the Facility and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim

The Borrower acknowledges that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrower gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date to such account of the Bank at such bank in such place as the Bank may from time to time specify for this purpose. All payments applied by the Bank in reduction of the Overdraft shall be deemed to be credited to the Overdraft Account.

6.2	Payment by the Bank

All sums to be advanced by the Bank to the Borrower under this Agreement in respect of the Overdraft shall be remitted in Dollars on the relevant Drawdown Date pursuant to clauses 2.2 and 2.3.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.5	Certificates conclusive

Any certificate or determination of the Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower.

6.6	Grossing-up for Taxes

If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify the Bank against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Loan account

The Bank shall maintain, in accordance with its usual practice, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. Such account or accounts shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under the Security Documents.

7	Representations and warranties

7.1	Continuing representations and warranties

The Borrower represents and warrants to the Bank that:

7.1.1	Due incorporation

the Borrower and each of the other Security Parties are duly incorporated and validly existing in good standing under the laws of their respective countries of incorporation as limited liability companies or (as the case may be) corporations, have no centre of main interests, permanent establishment or place of business outside the jurisdiction in which each of which is incorporated and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2	Corporate power

the Borrower has power to execute, deliver and perform its obligations under the relevant Management Agreements and the Security Documents to which it is a party and to borrow the Overdraft under this Agreement and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents and the Management Agreements to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Overdraft under this Agreement;

7.1.3	Binding obligations

the Security Documents and the Management Agreements constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their respective obligations under, and compliance with the provisions of the relevant Management Agreements and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgement, decree or permit to which the Borrower or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of the Borrower or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrower or any other Security Party or any other member of the Group to create any Encumbrance (other than a Permitted Encumbrance) on the undertakings, assets, rights or revenues of the Borrower or any other Security Party or any other member of the Group;

7.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Borrower, threatened against the Borrower or any other Security Party or any other member of the Group which could have a material adverse effect on the business, assets or financial condition of the Borrower or any other Security Party or any other member of the Group or the Group as a whole;

7.1.6	No filings required

save for the registration of the Mortgages with the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Management Agreements or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Management Agreements or the Security Documents and the Management Agreements and each of the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7	Choice of law

the choice of English law to govern the Management Agreements and the Security Documents (other than the Mortgages and the Operating Account Pledges), the choice of Maltese law to govern the Sara Mortgage, the choice of Liberian law to govern the Aegean Champion Mortgage and the choice of Greek law to govern the Aegean Ace Mortgage and the Operating Account Pledges, and the submissions by the Security Parties in the Security Documents to the non-exclusive jurisdiction of the English courts, are valid and binding;

7.1.8	No immunity

neither the Borrower nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9	Consent obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Management Agreements and each of the Security Documents or the performance by each Security Party of its obligations under the Management Agreements and the Security Documents to which it is a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

7.1.10	Shareholdings

(a)	the Borrower, each of the Corporate Guarantors (other than the AMPNI Guarantor) and each Manager are wholly-owned direct or indirect Subsidiaries of the AMPNI Guarantor; and

(b)	no less than 20% of the total issued voting share capital of the AMPNI Guarantor is ultimately beneficially owned by the Disclosed Person;

7.1.11	Financial statements correct and complete

the unaudited consolidated financial statements of the Group in respect of the financial year ended on 31 December 2010 as delivered to the Bank have been prepared in accordance with the Applicable Accounting Principles and present fairly and accurately the consolidated financial position of the Group as at such date and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date neither the AMPNI Guarantor nor any member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements; and

7.1.12	No material adverse change

there has been no material adverse change in the financial position or the operations of the Borrower or the Owners or the Corporate Guarantors or either Manager or any other member of the Group or the Group as a whole, from that described by the Borrower or any other Security Party to the Bank in the negotiation of this Agreement.

7.2	Initial representations and warranties

The Borrower further represents and warrants to the Bank that:

7.2.1	Pari passu

the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by law and not by contract;

7.2.2	No default under other Indebtedness

neither the Borrower nor any of its Related Companies nor any other Security Party is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3	Information

the information, exhibits and reports furnished by any Security Party to the Bank in connection with the negotiation and preparation of each of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Management Agreements or the Security Documents or are imposed on or by virtue of the execution or delivery by the Security Parties of the Management Agreements or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5	No Default

no Default has occurred and is continuing;

7.2.6	The Ships

each Ship is and will, on the Drawdown Date of the first drawing to be made under this Agreement, be:

(a)	in the absolute ownership of the relevant Owner who will, on and after such Drawdown Date, be the sole, legal and beneficial owner of such Ship;

(b)	registered in the name of the relevant Owner through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c)	operationally seaworthy and in every way fit for service; and

(d)	classed with the relevant Classification free of all conditions, requirements or recommendations of the relevant Classification Society;

7.2.7	Ships' employment

(save as otherwise disclosed by the Borrower and accepted by the Bank) none of the Ships is nor will, on or before the Drawdown Date of the first drawing to be made under this Agreement, be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship Security Documents would have required the consent of the Bank and, on or before such Drawdown Date, there will not be any agreement or arrangement whereby the Earnings of such Ship (as defined in the relevant Ship Security Documents) may be shared with any other person;

7.2.8	Freedom from Encumbrances

none of the Ships, nor her Earnings, Insurances or Requisition Compensation (each as defined in the relevant Ship Security Documents) nor any of the Accounts nor any other properties or rights relating to such Ship which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date of the first drawing to be made under this Agreement, subject to any Encumbrance;

7.2.9	Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank:

(a)
the Borrower and the other Relevant Parties and, to the best of the Borrower's knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)
the Borrower and the other Relevant Parties and, to the best of the Borrower's knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(c)
neither the Borrower nor any other Relevant Party nor, to the best of the Borrower's knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates has received notice of any Environmental Claim that the Borrower or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

7.2.10	No Environmental Claims

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank, there is no Environmental Claim pending or, to the best of the Borrower's knowledge and belief, threatened against the Borrower or any Owner or any Ship or any other Relevant Party or any other Relevant Ship or to the best of the Borrower's knowledge and belief (having made due enquiry) any of their respective Environmental Affiliates;

7.2.11	No potential Environmental Claims

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank, there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Ship or any other Relevant Ship owned by, managed or crewed by or chartered to the Borrower or any Owner nor, (having made due enquiry) to the best of the Borrower's knowledge and belief, from any Relevant Ship owned by, managed or crewed by or chartered to any other Relevant Party which could give rise to an Environmental Claim;

7.2.12	ISM Code and ISPS Code

on the first Drawdown Date under this Agreement, each Owner shall have a valid and current ISSC and SMC in respect of its Ship and each such Ship shall be in compliance with the Code and the ISPS Code; and

7.2.13	Copies true and complete

the copies of the Management Agreements delivered or to be delivered to the Bank pursuant to clause 9.1 are, or will when delivered be, true and complete copies of such documents; such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder.

7.3	Repetition of representations and warranties

On and as of the date of this Agreement and so long as monies are owing (actually or contingently) by the Borrower under this Agreement or while the Facility is available and (except in relation to the representations and warranties in clause 7.2) the Borrower shall (a) be deemed to repeat the representations and warranties in clauses 7.1 and 7.2 as if made with reference to the facts and circumstances existing on such day and (b) be deemed to further represent and warrant to the Bank that the then latest audited consolidated financial statements of the Group delivered to the Bank (if any) have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the consolidated financial position of Group as at the end of the financial period to which the same relate and the consolidated results of the operations of the Group for the financial period to which the same relate and, as at the end of such financial period, neither the AMPNI Guarantor nor any other member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8	Undertakings

8.1	General

The Borrower hereby undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents, whether actually or contingently, and while the Facility remains available, the Borrower will:

8.1.1	Notice of Default

promptly inform the Bank of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Management Agreements and, without limiting the generality of the foregoing, will inform the Bank of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.2	Consents and licences

without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents and the Management Agreements;

8.1.3	Use of proceeds

use the Facility exclusively for the purposes specified in clause 1.1;

8.1.4	Pari passu

ensure that its obligations under this Agreement shall, without prejudice to clause 8.2 and the security intended to be created by the Security Documents, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.5	Financial statements

prepare or cause to be prepared audited consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year and cause the same to be reported on by the Group's auditors and prepare or cause to be prepared unaudited consolidated financial statements of the Group in respect of each financial half-year on the same basis as the annual financial statements, and deliver to the Bank as many copies of the same as the Bank may reasonably require as soon as practicable but not later than one hundred and eighty (180) days (in the case of audited financial statements) or sixty (60) days (in the case of unaudited financial statements) after the end of the financial period to which they relate;

8.1.6	Delivery of reports

deliver to the Bank as many copies as the Bank may reasonably require at the time of issue thereof of every report, circular, notice or like document issued by it to its creditors or shareholders in general;

8.1.7	Provision of further information

provide the Bank with such financial and other information concerning the Group, the Borrower, the other Security Parties, the other members of the Group and their respective affairs as the Bank may from time to time reasonably require;

8.1.8	Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents;

8.1.9	Compliance with Code

and will procure that any Operator and each Owner will, comply with and ensure that each Ship and any Operator comply with the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the relevant Ship Security Documents for such Ship);

8.1.10	Withdrawal of DOC and SMC

and will procure that any Operator and each Owner will, immediately inform the Bank if there is any threatened or actual withdrawal of its Operator's DOC or the SMC in respect of any Ship;

8.1.11	Issuance of DOC and SMC

and will procure that any Operator and each Owner will, promptly inform the Bank upon the issue to any Owner or any Operator of a DOC and to each Ship of an SMC or the receipt by any Owner or any Operator of notification that its application for the same has been refused; and

8.1.12	ISPS Code compliance

and will procure that each Manager or any Operator and each Owner will, following the first Drawdown Date under this Agreement:

(a)	maintain at all times a valid and current ISSC for each Ship;

(b)	immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC for each Ship; and

(c)	procure that each Ship will comply at all times with the ISPS Code.

8.2	Negative undertakings

The Borrower hereby undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under the Security Documents, whether actually or contingently, and while all or any part of the Facility remains available, the Borrower will not, without the prior written consent of the Bank:

8.2.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) by it to subsist, arise or be created or extended over all or any part of its present or future undertaking, assets, rights or revenues to secure or prefer any present or future Indebtedness of any Security Party or any other person;

8.2.2	No merger

merge or consolidate with any other person or enter into any demerger, amalgamation, corporate reconstruction or corporate redomiciliation of any type;

8.2.3	Disposals

sell, transfer, abandon lend or otherwise dispose of or cease to exercise direct control over any part (being either alone or, when aggregated with all other disposals falling to be taken into account pursuant to this clause 8.2.3, material in the opinion of the Bank in relation to the undertaking, assets, rights and revenues of the Borrower taken as a whole) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading, but excluding in any event any rights or assets which are subject to security created by the Security Documents) whether by one or a series of transactions related or not;

8.2.4	Other business

undertake any business other than that conducted by it on the date of this Agreement and will procure that no other Security Party undertakes, without the prior written consent of the Bank, any business other than that conducted by such Security Party on the date of this Agreement;

8.2.5	Share capital and distribution

(a)	purchase or otherwise acquire for value any shares of its capital; or

(b)
declare or pay any dividends or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders, if an Event of Default has occurred or will or, in the opinion of the Bank, is likely to occur as a result of, or following, the declaration or payment of dividends;

8.2.6	Shareholdings

(a)
change, cause or permit any change in, the legal and/or ultimate beneficial ownership of any of the shares in the AMPNI Guarantor which would result in the Disclosed Person being at any time the ultimate beneficial owner of less than 20% of the total issued voting share capital of the AMPNI Guarantor; or

(b)
change, cause or permit any change in, the legal and/or beneficial ownership of any of the shares in the Borrower or any Corporate Guarantor (other than the AMPNI Guarantor) or either Manager which would result in any such Security Party ceasing to be a wholly-owned direct or indirect Subsidiary of the AMPNI Guarantor; or

8.2.7	Constitutional documents

permit, cause or agree to any material amendments or variation of its constitutional documents or any change of its corporate name.

8.3           Security value maintenance

8.3.1	Security shortfall

If at any time the Security Value shall be less than the Security Requirement, the Bank may give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall either:

(a)
prepay within a period of fourteen (14) days of the date of receipt by the Borrower of the Bank's said notice such sum in Dollars as will result in the Security Requirement after such prepayment being equal to the Security Value; or

(b)
within fourteen (14) days of the date of receipt by the Borrower of the Bank's said notice constitute to the satisfaction of the Bank such further security for the Overdraft as shall be acceptable to the Bank having a value for security purposes (as determined by the Bank in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.

The provisions of clause 4.5 shall apply to prepayments made under clause 8.3.1(a).

8.3.2	Valuation of Mortgaged Ships

Each of the Mortgaged Ships shall, for the purposes of this clause 8.3, be valued as and when the Bank shall in its absolute discretion require, by two independent firm of shipbrokers nominated by the Borrower and approved by the Bank in its sole discretion or, failing such nomination or approval, appointed by the Bank in its sole discretion. Each such valuation shall be made without, unless required by the Bank, physical inspection and on the basis of a sale for prompt delivery, for cash at arm's length. on normal commercial terms as between a willing buyer and a willing seller, without taking into account the benefit of any charterparty or other engagement concerning such Mortgaged Ship.

In the event that the said two valuations relating to a Mortgaged Ship differ between them by more than ten per cent (10%), then the Bank may, in its sole discretion, obtain a third valuation of such Mortgaged Ship from another firm of shipbrokers and made on the same basis as the other two valuations.

The arithmetic mean of the two (2) or (as the case may be) three (3) valuations eventually obtained in respect of a Mortgaged Ship under this clause 8.3 shall constitute the value of such Mortgaged Ship for the purposes of this clause 8.3 and the other provisions of this Agreement and the Security Documents.

The value of each Mortgaged Ship determined in accordance with the provisions of this clause 8.3 shall be binding upon the parties hereto until such time as any further such valuations shall be obtained for such Mortgaged Ship.

8.3.3	Information

The Borrower undertakes to the Bank to supply to the Bank and to any such shipbrokers such information concerning the Mortgaged Ships and their condition as such shipbrokers may reasonably require for the purpose of making any such valuations.

8.3.4	Costs

All costs in connection with the Bank obtaining any valuation of the Mortgaged Ships referred to in clause 8.3.2 and in schedule 2, and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.3.1(b), shall be borne by the Borrower.

8.3.5	Valuation of additional security

For the purpose of this clause 8.3, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason thereto.

8.3.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.3, the Bank shall be entitled to receive such evidence and documents of the kind referred to in schedule 2 as may in the Bank's opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.

9	Conditions

9.1	Documents and evidence

The obligation of the Bank to make the Facility available shall be subject to the condition that the Bank, or its duly authorised representatives, shall have received, on or prior to the first drawing under this Agreement, the documents and evidence specified in schedule 1, in form and substance satisfactory to the Bank.

9.2	General conditions precedent

The obligation of the Bank to make any drawing available under this Agreement shall be subject to the further conditions that, at the time of the giving of a drawing request and at the time of making a drawing:

9.2.1
the representations and warranties contained in clauses 7.1, 7.2 and 7.3(b) and clause 4 of each Corporate Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2	no Default shall have occurred and be continuing or would result from the making of the relevant drawing.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to each Drawdown Date, the Bank may request and the Borrower shall, not later than two (2) Banking Days prior to such date, deliver to the Bank on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10 of this Agreement and clauses 4 and 5 of the Corporate Guarantees.

10	Events of Default

10.1	Events

There shall be an Event of Default if:

10.1.1
Non-payment: the Borrower or any other Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2
Breach of insurance obligations and certain other obligations: any of the Owners or the Managers or any other person fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for any of the Mortgaged Ships or if any insurer in respect of such Insurances cancels such Insurances or disclaims liability by reason, in either case, of misstatement in any proposal for such Insurances or for any other failure or default on the part of the Owners or any of them or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 8.2 or 8.3 of this Agreement or any Corporate Guarantor commits any breach or omits or fails to observe any of the undertakings expressed to be assumed by it under clause 5.2 or clause 5.3 of the Corporate Guarantee to which it is a party; or

10.1.3
Breach of other obligations: the Borrower or any other Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within fourteen (14) days of the Bank notifying the relevant Security Party of such default and of such required action; or

10.1.4
Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of the Borrower or any other Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5
Cross-default: any Indebtedness of any Security Party or any other Relevant Party is not paid when due or any Indebtedness of any Security Party or any other Relevant Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party or, as the case may be, Relevant Party of a voluntary right of prepayment), or any creditor of any Security Party or any other Relevant Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party or any other Relevant Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party or, as the case may be, Relevant Party shall have satisfied the Bank that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party's or Relevant Party's ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Security Party or any other Relevant Party in respect of Indebtedness is not honoured when due and called upon; or

10.1.6
Legal process: any judgement or order made against any Security Party or any other Relevant Party is not stayed or complied with within seven (7) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party or any other Relevant Party and is not discharged within seven (7) days; or

10.1.7
Insolvency: any Security Party or any other Relevant Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.8
Reduction or loss of capital: a meeting is convened by any Security Party or any other Relevant Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.9
Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding up any Security Party or any other Relevant Party or an order is made or resolution passed for the winding up of any Security Party or any other Relevant Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.10
Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any Security Party or any other Relevant Party or the Bank believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party or any other Relevant Party; or

10.1.11
Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or any other Relevant Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party or any other Relevant Party; or

101.12
Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or any other Relevant Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.13
Analogous proceedings: there occurs, in relation to any Security Party or any other Relevant Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Security Party or any other Relevant Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14	Cessation of business: any Security Party or any other Relevant Party suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.15
Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.16
Seizure: all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, any Security Party or any other Relevant Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.17
Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19	Encumbrances enforceable: any Encumbrance in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20
Material adverse change: there occurs, in the opinion of the Bank, a material adverse change in the financial condition or the operations of the Borrower or any other Security Party or any other member of the Group or the Group as a whole, in each case by reference to their respective financial position and operations as described by the Borrower or any other Security Party to the Bank in the negotiation of this Agreement; or

10.1.21
Flag State: the Flag State of a Ship becomes involved in hostilities or civil war or there is a seizure of civil power in the Flag State of a Ship by unconstitutional means if, in any such case such event could in the opinion of the Bank reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents; or

10.1.22
Environmental Claim: the Borrower and/or any other Relevant Party and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or any Ship or any other Relevant Ship is involved in any incident which gives rise or which may give rise to an Environmental Claim, if in any such case, such non compliance or incident or the consequences thereof could (in the opinion of the Bank) reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Borrower or any other Security Party or on the security created by any of the Security Documents; or

10.1.23
P&I: any of the Owners, the Managers or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which any Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, liability for Environmental Claims arising in jurisdictions where the relevant Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.24
Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in the exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Owner and such Owner shall fail to procure the release of its Ship within a period of seven (7) days; or

10.1.25	Registration: the registration of any Ship under the laws and flag of the relevant Flag State is cancelled or terminated; or

10.1.26	Shareholdings:

(a)	the Disclosed Person is at any time the ultimate beneficial owner of less than 20% of the total issued voting share capital of the AMPNI Guarantor; or

(b)
any person or persons acting in concert (other than the Disclosed Person) are or become at any time the ultimate beneficial owners of more than 50% of the total issued voting share capital of the AMPNI Guarantor or have, obtain or acquire the control of the AMPNI Guarantor or of its board of directors (and "control" shall have the meaning given to it in the definition of "Subsidiary" in clause 1.2) and the Bank has notified the Borrower in writing of any changes of the terms of this Agreement and the other Security Documents which the Bank in its discretion wishes to effect, and the Borrower fails within ten (10) Banking Days following such notification, to agree to such changes and to execute and deliver to the Bank such documents as the Bank may then require in order to effect such changes; or

(c)
any of the Borrower or either Manager or any of the Corporate Guarantors (other than the AMPNI Guarantor) ceases at any time to be a wholly-owned direct or indirect Subsidiary of the AMPNI Guarantor; or

10.1.27	Accounts: any moneys are withdrawn from any Account other than in accordance with clause 14 or clause 5 of each of the Aegean Ace Guarantee, the Aegean Champion Guarantee and the Sara Guarantee; or

10.1.28	Listing: the shares of the AMPNI Guarantor are de-listed or suspended from, or cease to trade (whether temporarily or permanently) on, the New York Stock Exchange; or

10.1.29
Consents and authorisations: any consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Borrower or any other Security Party to authorise, or required by the Borrower or any other Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of any of the Security Documents or the performance by the Borrower or any such Security Party of its obligations under any of the Security Documents is modified in a manner unacceptable to the Bank or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

10.1.30
Material events: any other event occurs or circumstance arises which, in the opinion of the Bank, is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of their respective obligations under or otherwise to comply with the terms of any of the Security Documents or (ii) the security created by any of the Security Documents.

10.2	Acceleration

The Bank may, without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default by notice to the Borrower declare that:

10.2.1	the obligation of the Bank to make the Facility available shall be terminated, whereupon the Facility shall be reduced to zero forthwith; and/or

10.2.2
the Overdraft and all interest accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, pursuant to clause 10.2.2, the Bank declares the Overdraft to be due and payable on demand, the Bank may by written notice to the Borrower (a) call for repayment of the Overdraft on such date as may be specified, whereupon the Overdraft shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	Indemnities

11.1	Miscellaneous indemnities

The Borrower shall on demand indemnify the Bank, without prejudice to any of the Bank's other rights under any of the Security Documents against any loss (including loss of Margin) or expense which the Bank shall certify as sustained or incurred by it as a consequence of:

11.1.1	any default in payment by the Borrower of any sum under any of the Security Documents when due; or

11.1.2	the occurrence of any other Event of Default,

including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Overdraft or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Overdraft or any part thereof.

11.2	Currency indemnity

If any sum due from the Borrower under any of the Security Documents or any order or judgement given or made in relation thereto has to be converted from the currency (the "first currency") in which the same is payable under the relevant Security Document or under such order or judgement into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgement in any court or other tribunal or (c) enforcing any order or judgement given or made in relation to any of the Security Documents, the Borrower shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. Any amount due from the Borrower under this clause 11.2 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of any of the Security Documents and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3	Environmental indemnity

The Borrower shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against the Bank if such Environmental Claim would not have been, or been capable of being, made or asserted against the Bank if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

11.4	Central Bank or European Central Bank reserve requirements indemnity

The Borrower shall on demand promptly indemnify the Bank against any cost incurred or loss suffered by it as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Facility or the Overdraft or deposits obtained by it to fund or maintain the whole or part of the Overdraft and such cost or loss is not recoverable by the Bank under clause 12.2.

12	Unlawfulness and increased costs

12.1	Unlawfulness

If it is or becomes contrary to any law or regulation for the Bank to make the Facility available or to maintain the Facility or fund the Overdraft or any part thereof, the Bank shall promptly give notice to the Borrower whereupon (a) the Facility Amount shall be reduced to zero, (b) the obligation of the Bank to make the Facility available shall be terminated and (c) the Borrower shall be obliged to prepay the Overdraft either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrower under this Agreement.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any Capital Adequacy Law or of compliance by the Bank with any Capital Adequacy Law, is to:

12.2.1
subject the Bank to Taxes or change the basis of Taxation of the Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2
increase the cost to, or impose an additional cost on, the Bank or its holding company in making or continuing to make the Facility available or maintaining or funding all or part of the Overdraft; and/or

12.2.3	reduce the amount payable or the effective return to the Bank under any of the Security Documents; and/or

12.2.4
reduce the Bank's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank's obligations under any of the Security Documents; and/or

12.2.5	require the Bank or its holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents; and/or

12.2.6
require any Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Facility Amount or the Overdraft from its capital for regulatory purposes;

then and in each such case:

(a)	the Bank shall notify the Borrower of such event promptly upon its becoming aware of the same; and

(b)
the Borrower shall on demand pay to the Bank the amount which the Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Bank or its holding company regards as confidential) is required to compensate the Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, foregone return or loss.

For the purposes of this clause 12.2 (a) the Bank may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate and (b) "holding company" means the company or entity (if any) which the consolidated supervision of which a Bank is included.

12.3	Exception

Nothing in clause 12.2 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	Security and set-off

13.1	Application of moneys

All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied by the Bank in the following manner:

13.1.1	first in or toward payment of all unpaid costs, fees, commissions and expenses which may be owing to the Bank under any of the Security Documents;

13.1.2	secondly in or towards payment of any arrears of interest owing in respect of the Overdraft or any part thereof;

13.1.3	thirdly in or towards repayment of the Overdraft (whether the same is due and payable or not);

13.1.4	fourthly in or towards payment to the Bank of any other sums owing to it under any of the Security Documents; and

13.1.5	fifthly the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled to receive such surplus.

13.2	Set-off

The Borrower authorises the Bank (without prejudice to any of the Bank's rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of the Bank in or towards satisfaction of any sum due and payable from the Borrower to the Bank under any of the Security Documents. For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this clause 13.2. The Bank shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto. Nothing in this clause 13.2 shall be effective to create a charge or other Encumbrance.

13.3	Further assurance

The Borrower undertakes that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Borrower's Security Documents, the provisions of this Agreement shall prevail.

14	Accounts

14.1	General

The Borrower undertakes with the Bank that it will:

14.1.1
on or before the first Drawdown Date, open the Overdraft Account and procure that each of the Aegean Ace Guarantor, the Aegean Champion Guarantor and the Sara Guarantor respectively will open its Operating Account; and

14.1.2
procure that all moneys payable to an Owner in respect of the Earnings of its Ship (as defined in the relevant Ship Security Documents) shall, unless and until the Bank directs to the contrary pursuant to the relevant Ship Security Documents, be paid to the Operating Account relating to such Ship.

14.2	Overdraft Account: withdrawals

Unless an Event of Default shall occur and the Bank shall direct to the contrary, the Borrower may withdraw moneys from the Overdraft Account (but, in the case of moneys so withdrawn under the Facility made available hereunder, subject to the applicable Facility Amount and the other provisions of this Agreement) at any time for the purposes specified in clause 1.1.

14.3	Application of Accounts

At any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrower, apply all moneys then standing to the credit of any Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in clause 13.1.

14.4	Deductions

The Bank shall be entitled (but not obliged) at any time to deduct from the balance for the time being standing to the credit of the Overdraft Account all other moneys which may fall due to be paid to the Bank under the terms of this Agreement and/or the other Security Documents or otherwise howsoever in connection with the Overdraft.

15	Assignment, transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon, and shall enure for the benefit of, the Bank and the Borrower and its successors in title.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.3	Assignment by Bank

The Bank may assign all or any part of its rights under this Agreement or under any of the other Security Documents to any third party whatsoever (an "Assignee") without the prior consent of the Borrower (the Borrower consenting to any such assignment by its execution of this Agreement).

15.4	Transfer

The Bank may transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any one or more banks or other financial institutions (a "Transferee") without the prior consent of the Borrower (the Borrower consenting to any such transfer by its execution of this Agreement), if the Transferee, by delivery of such undertaking as the Bank may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Bank's obligations under this Agreement.

15.5	Documenting assignments and transfers

If the Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 or 15.4, the Borrower undertakes, immediately on being requested to do so by the Bank and at the cost of the Bank, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Assignee or Transferee all or the relevant part of the Bank's interest in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

15.6	Lending office

The Bank shall lend through its office at the address specified in the definition of "Bank" in clause 1.2 or through any other office of the Bank selected from time to time by it through which the Bank wishes to lend for the purposes of this Agreement. If the office through which the Bank is lending is changed pursuant to this clause 15.6, the Bank shall notify the Borrower promptly of such change.

15.7	Disclosure of information

The Bank may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrower as the Bank shall consider appropriate.

16	Notices and other matters

16.1	Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

16.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

16.1.2
be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

16.1.3	be sent:

(a)                if to the Borrower at:
c/o Aegean Bunkering Services Inc.
Akti Kondili 10
Piraeus 185 45
Greece

Fax no:+30 210 458 6243
Attention: Mrs Theodora Papadogianni

(b)                if to the Bank at:
Piraeus Bank A.E.
47-49 Akti Miaouli
Piraeus 185 36 Greece

Fax No: +30 210 429 2601
Attention: Relationship Manager

or to such other address and/or numbers as is notified by one party to the other party under this Agreement.

16.2	No implied waivers, remedies cumulative

No failure or delay on the part of the Bank to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

16.3	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Bank shall be entitled to rely.

17	Governing law and jurisdiction

17.1	Law

This Agreement and any non-contractual obligations in connection with this Agreement are governed by, and shall be construed in accordance with, English law.

17.2	Submission to jurisdiction

The Borrower agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) against the Borrower or any of its assets may be brought in the English courts. The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Riches Consulting presently of Old Jarretts Farmhouse, Brantridge Lane, Balcombe, West Sussex RH17 6JR, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrower may have against the Bank arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement).

17.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
Documents and evidence required as conditions precedent
(referred to in clause 9.1)

1	Constitutional documents

Copies, certified by an officer of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;

2	Corporate authorisations

copies of resolutions of the directors and stockholders of each Security Party approving such of the Management Agreements and the Security Documents to which such Security Party is, or is to be, a party and authorising the signature, delivery and performance of such Security Party's obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party as:

2.1	being true and correct;

2.2	being duly passed at meetings of the directors of such Security Party and of the stockholders of such Security Party each duly convened and held;

2.3	not having been amended, modified or revoked; and

2.4	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any Security Party pursuant to such resolutions;

3	Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Management Agreements and the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party as being the true signatures of such persons;

4	Certificate of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party to be true, complete and up to date;

5	Borrower's consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of the Borrower that no consents, authorisations, licences or approvals are necessary for the Borrower to authorise or are required by the Borrower in connection with the borrowing by the Borrower of the Overdraft pursuant to this Agreement or the execution, delivery and performance by the Borrower of the other Borrower's Security Documents;

6	Other consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement)  from an officer of each Security Party (other than the Borrower) that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrower of the Overdraft pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;

7	Security Documents

the Corporate Guarantees and the Operating Account Pledges, each duly executed;

8	Disclosure letter

a written disclosure letter by the Borrower of the Disclosed Person, being the person ultimately beneficially owing no less than 20% of the total issued voting share capital of the AMPNI Guarantor on the date of this Agreement;

9	Management Agreements

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer of the relevant Owner of the Management Agreements;

10	Accounts

evidence that the Accounts have been opened and duly completed mandate forms in respect thereof have been delivered to the Bank and that the amount of $10 is standing to the credit of each Account (other than the Overdraft Account);

11	Borrower's process agent

a letter from the Borrower's agent for receipt of service of proceedings referred to in clause 17.2 accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as the Borrower's agent;

12	Security Parties' process agent

a letter from each Security Party's agent for receipt of service of proceedings accepting its appointment under each of the Security Documents in which it is or is to be appointed as such Security Party's agent;

13	Maltese legal opinion

an opinion of Messrs Ganados & Associates, special legal advisers on matters of Maltese law to the Bank;

14	Liberian and Marshall Islands legal opinion

an opinion of Messrs Reeder & Simpson, special legal adviser on matters of Liberian and Marshall Islands law to the Bank;

15	Belgian legal opinion

an opinion of Messrs Koan, special legal adviser on matters of Belgian law to the Bank;

16	Valuations

a valuation of each Ship made in the manner specified in clause 8.3.2 at the expense of the Borrower and demonstrating an aggregate market value of the Ships of no less than $14,285,000;

17	Further matters or opinions

any such other matter or further opinion as may be required by the Bank;

18	Ship conditions

evidence that each Ship:

18.1	Registration and Encumbrances

is registered in the name of the relevant Owner through the relevant Registry under the laws and flag of the relevant Flag State and that each Ship and its Earnings, Insurances and Requisition Compensation (each such term as defined in the relevant Ship Security Documents) are free of Encumbrances;

18.2	Classification

maintains the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and

18.3	Insurance

is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of such Ship Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which each Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to any Ship);

19	Ship Security Documents

the Ship Security Documents for each Ship duly executed;

20	Mortgage registration

evidence that the relevant Mortgage has been registered against each Ship through the relevant Registry under the laws and flag of the relevant Flag State;

21	Notices of assignment

copies of duly executed notices of assignment required by the terms of the Ship Security Documents in respect of each Ship and in the forms prescribed by each such Ship Security Documents;

22	Insurance opinion

an opinion from insurance consultants to the Bank, on the insurances effected or to be effected in respect of each Ship;

23	DOC and application for SMC

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer of the relevant Owner of the DOC issued to the Operator of each Ship and a certified copy of the SMC for each Ship;

24	ISPS Code compliance

24.1	evidence satisfactory to the Bank that each Ship is subject to a ship security plan which complies with the ISPS Code; and

24.2
a copy certified (in a certificate dated no earlier than five (5) Banking Days prior to the first Drawdown Date under this Agreement) as a true and complete copy by an officer of the relevant Owner of the ISSC for each Ship and the continuous synopsis record required by the ISPS Code in respect of each Ship; and

25	Light displacement

evidence of the light displacement tonnage of each Ship.

Schedule 2

Form of Owner's Corporate Guarantee

Schedule 3

Form of AMPNI Guarantee

Schedule 4

Form of Aegean Management Guarantee

Schedule 5

Form of Aegean Champion Mortgage

Schedule 6

Form of Deed of Covenant

Schedule 7

Form of General Assignment

Schedule 8

Form of Manager's Undertaking

SIGNED by	)
For and on behalf of	)	/s/ Ypapanti Koumiadou
AEGEAN BUNKERING SERVICES INC.	)	Attorney-in-Fact
as Borrower	)

SIGNED by	)
and by	)	/s/ Maria Youryi
For and on behalf of	)	Authorised Signatory
PIRAEUS BANK A.E.	)
as Bank		/s/ Krikor Tzanikian
Authorised Signatory